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Exhibit 99.4

[LETTERHEAD OF GOLDMAN, SACHS & CO.]

PERSONAL AND CONFIDENTIAL

August 29, 2003

Board of Directors
Crystal Decisions, Inc.
895 Emerson Street
Palo Alto, CA 94301-2413

Re:
Initially Filed Registration Statement on Form S-4 of
Business Objects S.A. (File No. 333- ) relating to
Ordinary Shares of Business Objects S.A.

Gentlemen:

Reference is made to our opinion letter, dated July 18, 2003, with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.001 per share, of Crystal Decisions, Inc. (the "Company") of the Consideration (as defined therein) to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of July 18, 2003, among Business Objects S.A, Borg Merger Sub I, Inc., Borg Merger Sub II, Inc., Borg Merger Sub III, Inc., Seagate Software (Cayman) Holdings and the Company.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinion under the captions "Summary," "The Mergers—Background of the Mergers," "The Mergers—Crystal Decisions Reasons for the Mergers and Recommendation of Crystal Decisions' Board of Directors" and "The Mergers—Opinion of Crystal Decisions' Financial Advisor" and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus/Information Statement included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ GOLDMAN, SACHS & CO. (Goldman, Sachs & Co.)

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  Exhibit 99.4